AMENDMENT TO

INVESTMENT ADVISORY AGREEMENT

WHEREAS, Fred Alger Management, LLC (“Alger Management”) and The Alger Funds (the “Trust”) entered into an investment advisory agreement dated February 14, 2007 (as amended, supplemented and/or restated to date, the “Agreement”) to provide certain investment advisory services to the Trust and each of its series (the “Funds”); and

WHEREAS, the Trust and Alger Management desire to update the fee schedules to the Agreement to reflect the current fees of the Funds;

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties hereby amend the Agreement, effective as of February 20, 2024, as follows:

1. Schedule I of the Agreement is hereby deleted in its entirety and replaced with Schedule I as attached and incorporated by reference to this amendment.

2. Except as otherwise provided herein, the terms and conditions contained in the Agreement shall remain in full force and effect. Capitalized terms herein that are not defined shall have the meanings ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties by their duly authorized officers, have caused this Amendment to be executed as of the date first written above.

THE ALGER FUNDS		FRED ALGER MANAGEMENT, LLC

By:	/s/ Tina Payne	By:	/s/ Tina Payne
Name:	Tina Payne	Name:	Tina Payne
Title:	Secretary, CCO	Title:	SVP, General Counsel, CCO

SCHEDULE I

Name of Fund	Annual Fee as Percentage of Average Daily Net Assets	Reapproval Date
Alger Capital Appreciation Fund

.81% for assets up to $2 billion;

.65% for assets between $2 billion and $3 billion;

.60% for assets between $3 billion and $4 billion;

.55% for assets between $4 billion and $5 billion;

.45% for assets in excess of $5 billion

		October 31
Alger International Focus Fund	.71% for assets up to $1 billion; .60% for assets in excess of $1 billion	October 31
Alger Mid Cap Growth Fund	.76% for assets up to $1 billion; .70% for assets in excess of $1 billion	October 31
Alger Weatherbie Specialized Growth Fund	.81% for assets up to $1 billion; .75% for assets in excess of $1 billion	October 31
Alger Small Cap Growth Fund	.81% for assets up to $1 billion; .75% for assets in excess of $1 billion	October 31
Alger Small Cap Focus Fund	.75%	October 31
Alger Health Sciences Fund	.55%	October 31
Alger Growth & Income Fund	.50%	October 31
Alger Mid Cap Focus Fund	.70% for assets up to $250 million; .50% for assets in excess of $250 million	October 31
Alger 35 Fund	0.45%	October 31
Alger Concentrated Equity Fund	0.45%	October 31
Alger AI Enablers & Adopters Fund	0.45%	October 31